Exhibit 99.1

TransCode Therapeutics and MD Anderson Announce Strategic Alliance to Advance RNA Therapies for Oncology

August 2, 2022

BOSTON and HOUSTON, Aug. 02, 2022 (GLOBE NEWSWIRE) -- TransCode Therapeutics, Inc. (Nasdaq: RNAZ) (“TransCode” or the “Company”), the RNA oncology company, and The University of Texas MD Anderson Cancer Center (“MD Anderson”), today announced a strategic alliance to advance TransCode’s pipeline of RNA-targeted oncology therapeutic and diagnostic candidates.

Through the alliance, TransCode and MD Anderson scientists will collaborate on preclinical studies to further validate TransCode’s therapeutic and diagnostic candidates and to expand the reach of TransCode’s discovery engine. The results of these studies will inform future clinical trials with these agents, including trials to be led at MD Anderson.

“RNA-based therapeutics offer exciting possibilities to treat cancer. We can now examine how regulatory RNAs affect signaling, both spatially and temporally, at the single-cell level in tumor cells, immune cells and stem cells — all critical for tumor progression, relapse and immune evasion,” said principal investigator Sendurai Mani, Ph.D., Professor of  Translational Molecular Pathology. “Our goals in collaborating with TransCode are to gain a deeper understanding of RNA-targeted therapies and to bring innovative new treatment options to our patients.”

The collaboration has the potential to inform multiple clinical programs in TransCode’s pipeline, starting with its lead therapeutic candidate, TTX-MC138, designed to treat multiple metastatic cancers. Future clinical trials will be designed and led by Vivek Subbiah, M.D., Associate Professor of Investigational Cancer Therapeutics at MD Anderson.

“This strategic alliance offers the opportunity to further unlock the potential of our therapeutic pipeline by combining the promise of our image capable delivery platform and discovery engine with the unique talent and resources found at MD Anderson,” said Zdravka Medarova, PhD, Co-Founder and CTO of TransCode.

Prior to a Phase I clinical trial, TTX-MC138 is scheduled to enter a first-in-human Phase 0 clinical trial designed to demonstrate delivery of the therapeutic candidate to metastatic lesions in patients with advanced solid tumors.

“We are acutely aware of the expectations that come with a therapeutic approach that has the potential to induce durable regressions of metastatic disease. We are committed to taking every opportunity to fulfill the promise of RNA in cancer,” said Michael Dudley, Co-Founder and CEO of TransCode.

About TransCode Therapeutics

TransCode is an RNA oncology company created on the belief that cancer can be defeated using RNA therapeutics. The Company has created a platform of drug candidates designed to target a variety of tumor types with the objective of significantly improving patient outcomes. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic cancer, which is believed to cause approximately 90% of all cancer deaths totaling over nine million per year worldwide. The Company believes that TTX-MC138 has the potential to produce regression without recurrence in a range of cancers, including breast, pancreatic, ovarian and colon cancer, glioblastomas and others. Two of the Company’s other drug candidates, TTX-siPDL1 and TTX-siLIN28B, focus on treating tumors by targeting PD-L1 and LIN28B, respectively. TransCode also has three cancer-agnostic programs, TTX-RIGA, an RNA–based agonist of the retinoic acid-inducible gene I, or RIG-I, approach designed to drive an immune response in the tumor microenvironment; TTX-CRISPR, a CRISPR/Cas9–based therapy platform for the repair or elimination of cancer-causing genes inside tumor cells; and TTX-mRNA, an mRNA-based platform for the development of cancer vaccines designed to activate cytotoxic immune responses against tumor cells.

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. The institution’s sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 53 comprehensive cancer centers designated by the National Cancer Institute (NCI). MD Anderson is No. 1 for cancer in U.S. News & World Report’s “Best Hospitals” rankings. It has been named one of the nation’s top two hospitals for cancer since the rankings began in 1990. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

Forward-Looking Statement

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the MD Anderson alliance and results that may derive therefrom, statements concerning the potential for treating cancer with RNA therapeutics, statements concerning the timing and outcome of expected regulatory filings and clinical trials, including the filing of an exploratory Investigational New Drug application for the planned first-in-human study of TTX-MC138, statements concerning the timing and outcome of this study, including whether this study will demonstrate proof-of-mechanism, statements concerning patent applications, and statements concerning TransCode’s development programs and its TTX technology platform generally. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk associated with drug discovery and development; the risk that the results of our planned clinical trials will not be consistent with our pre-clinical studies or expectations; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with TransCode’s planned clinical trials for its product candidates; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with TransCode’s dependence on third-parties; and risks associated with the COVID-19 coronavirus. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of the release; TransCode undertakes no duty to update this information unless required by law.

For more information, please contact:

TransCode Therapeutics, Inc.

Alan Freidman, VP Investor Relations alan.freidman@transcodetherapeutics.com

Dave Gentry, CEO

RedChip Companies

Office: 1.800.RED.CHIP (733.2447)

Cell: 407.491.4498

RNAZ@redchip.com

MD Anderson Contact

Clayton Boldt, Ph.D.

CRBoldt@MDAnderson.org

713-792-9518